Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES ENHANCED RETURN FUNDING PROGRAM WITH ASHFORD INC. AND AGREEMENT TO ACQUIRE THE HILTON ALEXANDRIA OLD TOWN

Highlights:

•                  Ashford Inc. to provide Ashford Trust with funding of a maximum of $50 million in connection with up to $500 million of future Ashford Trust hotel acquisitions

o                Designed to enhance Ashford Trust shareholder returns

o                Estimated to increase asset level internal rates of return by 700 - 1,200 basis points1

o                Programmatic commitment effectively reduces amount of equity funding by Ashford Trust on investments

o                Ashford Trust currently holds $286 million in excess corporate cash

•                  Ashford Inc. to commit $11.1 million to Ashford Trust in connection with the expected $111 million acquisition of the Hilton Alexandria Old Town and based upon modeling assumptions:

o                Adjusted trailing 12-month cap rate on NOI would increase to 8.3% from 7.5%2

o                Effectively would reduce Ashford Trust equity contribution by 38%

o                Expected to improve 5-year leveraged IRR by approximately 1,130 basis points3

DALLAS, June 26, 2018 — Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has entered into an Enhanced Return Funding Program (the “Program” or “ERFP”) agreement with Ashford Inc. (NYSE American: AINC).

Overview of the ERFP

Subject to the terms of the two-year programmatic agreement, Ashford Inc. has committed to effectively fund amounts equal to 10% of the purchase price of Ashford Trust hotel acquisitions, up to an amount of $50 million in aggregate funding.  The Program has the potential to be upsized to $100 million based upon mutual agreement.

The Company believes the ERFP will result in a competitive advantage when bidding on hotel acquisitions and thereby could promote asset growth given that the Program would initially be available for up to $500 million of new acquisitions.  Ashford Trust currently holds $286 million of excess corporate cash which could be available in conjunction with the Program for hotel investments.  The Company anticipates the ERFP may result in enhanced returns for Ashford Trust’s shareholders by effectively reducing the total amount of equity required for investment purposes.  The Program is structured to improve the 5-year internal rate of return for new hotel acquisitions at Ashford Trust and may achieve estimated increases of 700 to 1,200 basis points(1).  Ashford Trust believes that access to the ERFP sets Ashford Trust apart from other lodging REIT peers and demonstrates another benefit of the alignment that the Company has with its advisor.

Overview of Hilton Alexandria Old Town Acquisition

Ashford Trust is also pleased to announce that it has signed a definitive agreement to acquire the 252-room Hilton Alexandria Old Town located in Alexandria, Virginia, for total consideration of $111 million.

The key features of the acquisition of the Hilton Alexandria Old Town are:

•                  252-room hotel with 12,967 square feet of meeting and function space

•                  Opened in 2000 with $9.6 million in renovations since 2013

•                  Trailing 12-month occupancy, ADR and RevPAR of 85%, $190 and $161, respectively

•                  Strong location near office and retail demand generators

•                  Limited new supply

•                  Adjacent to Metro station

In conjunction with the transaction, the Company expects to enter into a non-recourse mortgage loan of $73.5 million at closing.  The loan is expected to have a term of five years and bear interest at a rate of LIBOR + 2.45%.

Impact of the ERFP on the Hilton Alexandria Old Town Acquisition

This acquisition of the Hilton Alexandria Old Town is expected to be Ashford Trust’s first hotel acquisition to benefit from the Enhanced Return Funding Program.  In connection with this acquisition and subject to the terms of the ERFP, Ashford Inc. has committed to provide Ashford Trust with approximately $11.1 million of cash via the future purchase of hotel furniture, fixtures, and equipment (“FF&E”) at Ashford Trust properties.  Inclusive of the funds provided by Ashford Inc. under the Program in relation to the Hilton Alexandria Old Town acquisition and assuming the Ashford Inc. funding were to occur at closing, the adjusted net purchase price per key equates to approximately $396,000, and represents, as of May 31, 2018, an estimated trailing 12-month capitalization rate on net operating income of 8.3% and a trailing 12-month EBITDA multiple of 10.9x according to the Company’s estimates based upon unaudited financial data provided by the sellers2.  The Company believes the ERFP would improve the estimated leveraged internal rate of return of the transaction by approximately 1,130 basis points3, assuming leverage of 66% on the acquired hotel4.  The acquisition is expected to close prior to June 305.

“This anticipated purchase of the Hilton Alexandria is particularly attractive on its own merits, and we believe the returns for our shareholders should be significantly improved via the Enhanced Return Funding Program with Ashford Inc.,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “We expect this programmatic funding arrangement should increase stockholder value from the investments we make on future acquisitions, and believe this will provide a clear competitive advantage for us.”

Additional details of the Enhanced Return Funding Program will be provided in a Company 8-K filing and in a Company presentation that will be posted on its website, including related amendments to the Company’s advisory agreement with Ashford Inc.  The Program, including the ERFP funding in connection with the Hilton Alexandria Old Town acquisition, is subject to the closing of the Ashford Inc. and Remington project management transaction.

The Company will conduct a conference call on Wednesday, June 27, 2018 at 10:00 a.m. ET to discuss the Program in more detail along with the Hilton Alexandria Old Town acquisition. The number to call for this interactive teleconference is (201) 493-6779.  A replay of the conference call will be available through July 4, 2018 by dialing (412) 317-6671 and entering the confirmation number, 13681050. The live audio broadcast of this call will also be available online at the Company’s website, www.ahtreit.com, by clicking the Investors tab, or by visiting http://public.viavid.com/index.php?id=130219. The Company encourages analysts and investors to listen to the call or webcast and review the presentation slides which discuss the ERFP and the Hilton Alexandria Old Town investment.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

1                 Assumes approximately15% to 20% levered returns on hotel acquisitions without Program funding, between 25-40% equity per acquisition, and ERFP funding at end of year one.

2                 Without ERFP funding, the capitalization rate would be 7.5% and the Hotel EBITDA multiple would be 12.1x.

3                 Assumes property-level mortgage financing of 66%, 10% of purchase price funded by AHT corporate preferreds, closing/other costs of 2.5% of purchase price, and funding of ERFP at end of year one.

4                 Ashford Inc. is not expected to acquire FF&E on the closing date of Hilton Alexandria Old Town, therefore the capitalization rate, the internal rate of return, and the Hotel EBITDA multiple will depend upon the timing of ERFP funding.

5                 The Program and expected funding of approximately $11.1 million for Hilton Alexandria Old Town is contingent upon the consummation of the Remington Project Management transaction with Ashford Inc.

Ashford Hospitality Trust

Hilton Alexandria Old Town

Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income

(Unaudited, in millions)

12 Months
Ended May 31, 2018
Hotel Net Income	$4.8

Adjustment:
Depreciation and amortization	$—
Interest expense	$4.4

Hotel EBITDA	$9.2

Adjustment:
Capital reserve	$(0.8)

Hotel Net Operating Income	$8.3

All information in this table is based upon unaudited operating financial data for the prior twelve month period ended May 31, 2018.  This data has not been audited or reviewed by the Company’s independent registered public accounting firm.  The financial information presented could change.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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